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                                   EXHIBIT 11

                   HOLOPAK TECHNOLOGIES, INC. AND SUBSIDIARIES

                        COMPUTATION OF EARNINGS PER SHARE
                                   (UNAUDITED)



                                                  THREE MONTHS                     SIX MONTHS ENDED
                                               ENDED SEPTEMBER 30,                   SEPTEMBER 30,
                                              1997             1996              1997             1996
                                              ----             ----              ----             ----
Weighted Average Number of
     Common Shares Outstanding              3,347,689        3,347,689         3,347,689        3,347,689

Common Share Equivalents Based
     Upon the Treasury Stock Method                --           13,307                --           24,372


Total Common Shares and
     Common Share Equivalents
     Outstanding                            3,347,689        3,360,996         3,347,689        3,372,061
                                           ----------       ----------        ----------       ----------

Earnings (Loss) Per Common Share and
     Common Share Equivalents:

Continuing Operations                      $     0.02       $    (0.02)       $     0.03       $     0.05
Discontinued Operations                            --            (0.05)               --            (0.05)
                                           ----------       ----------        ----------       ----------
Net Income (Loss)                          $     0.02       $    (0.07)       $     0.03       $     0.00
                                           ==========       ==========        ==========       ==========




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